Exhibit 99.1

Company Contact:
Randy Keys, President and CFO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Announces Financial Results for Quarter Ended December 31, 2014 and Declares Dividend on Common Stock

Houston, TX, February 4, 2015 - Evolution Petroleum Corporation (NYSE MKT: EPM) today reported operating highlights for its second quarter of fiscal 2015 (the “current quarter”) ended December 31, 2014, with comparisons to first quarter ended September 30, 2014 (the “prior quarter”) and the quarter ended December 31, 2013 (the ”year-ago quarter”).
Results for the Quarter Ended December 31, 2014

•	Operating results include a partial quarter (two months) of Delhi working interest results due to the November 1, 2014 reversion of working interest

•	Net income of $1.1 million, or $0.03 per diluted common share, a 286% increase from the year-ago quarter and a 12% increase from the prior quarter, despite a 29% drop in oil price

•	Total revenues of $7.7 million, a 76% increase from the year-ago quarter and a 93% increase from the prior quarter

•	Delhi production of 1,187 net barrels of oil per day (“BOPD”) (5,892 BOPD gross), a 156% increase from the year-ago quarter and a 179% increase from the prior quarter

•	We remain debt free
Financial results for the current quarter were positively impacted by the November 1, 2014 reversion of 23.9% working interest and associated 19.036% net revenue interest in the Delhi Field. For the two months of working interest realized in the current quarter, the Delhi field margin (revenues less operating expenses) was $1.9 million. Offsetting this income were lower realized oil prices in the current quarter, declining 29% to $70 per barrel from $99 per barrel in the prior quarter, an increase in production costs due to our proportionate share of such expenses at Delhi, increased DD&A expense for increased net volumes at Delhi and slightly higher income tax expense in the current quarter.
As previously disclosed, the Delhi operator had deferred significant capital spending in the field since early 2013 and elected to operate the field at a slightly reduced reservoir pressure. Although the lower operating pressure resulted in a reduced current rate of oil production, the projected ultimate recovery of reserves was maintained. During the current quarter, the operator resumed capital expenditures, including plugging and abandonment activities to prepare for project expansion and the recent redrill of a significant oil producer. For the longer term, the operator began detailed planning for a recycle gas processing plant projected to recover significant volumes of natural gas liquids and methane that will fuel most, if not all, field power needs, while making the flood more efficient. We expect these actions will lead to a significant step increase in production in calendar 2016 when the plant is expected to be placed into service. Continued expansion of the flood into the eastern half of the field is expected to follow completion of the plant, leading to a projected substantial increase in field production through the end of this decade.
Randy Keys, President and CFO, said: “We are pleased to finally realize positive financial results from our reverted working interest in Delhi, more than eight years after entering into our venture with the operator in mid-2006. Despite the decline in oil prices, the impact of substantially higher volumes and working interest should more than offset the reductions in per-unit revenue. The reversion of our working interest at Delhi is a critical milestone for the Company, and we remain diligent and focused on further developing and maximizing the value of Delhi Field with our joint venture partner, while protecting the interests of our shareholders.”
Robert Herlin, Chairman and CEO, added: “Evolution is well-prepared for the current commodity price environment, given our strong, debt free balance sheet and low overhead costs. We are positioned to comfortably weather the current down cycle and our enviable financial strength empowers us to take advantage of this cycle and consider potential acquisition opportunities. Looking to the future, we remain optimistic about the prospects for the Company, including our ability to grow and create long-term value and continue returning cash to shareholders.”
Delhi Field Operations
During the second quarter, repair operations restored a well to production, which contributed to a production increase and returned gross production from the field to a level exceeding 6,000 Bbl per day.
When combined with our existing 7.405% royalty and overriding royalty revenue interest (“ORRI”), our total net revenue interest has more than tripled to 26.44%. Pursuant to the Purchase and Sale Agreement, under which the Delhi interests were conveyed, we are now responsible for paying 23.9% of the production costs and capital expenditures incurred after the reversion of our working interest in the Delhi Field.
In the quarter ending December 31, 2014, our net share of the joint interest billed capital expenditures was approximately $1.5 million. In addition, our net share of lease operating expenses in the quarter ending December 31, 2014 was approximately $2.8 million, of which $1.7 million is related to CO2 purchases and CO2 transportation expenses. Under our contract with the operator, purchased CO2 is priced at 1% of the oil price per thousand cubic feet (“Mcf”) plus transportation costs of $0.20 per Mcf.

On January 26, 2015, Denbury withheld payment of 2.891545% of our ORRI in the field. This unilateral suspension of a portion of Evolution’s ORRI by the operator was made without consultation with the Company and, we believe, is without legal basis. Accordingly, the Company will continue to aggressively defend its property using all legal remedies and rights available to us.
Gas Assisted Rod Pump (GARP®)
During the quarter, we completed the last of an initial five-well package of installations of our patented Gas Assisted Rod Pump (“GARP®”) technology under the current agreement with a customer. The technology has generated positive production responses from four of the five wells under this agreement. However, due to operating costs, low commodity prices and a very low net-back from gas processing under the customer’s pre-existing gas sales contract, our contractual net profits interest has resulted in minimal service fee revenues to date. Given the current low commodity price environment, the Company and the operator have mutually agreed to not proceed with the remaining five wells contemplated by this contract, and any future installations are expected to be subject to a new fixed price agreement.
Artificial lift financial results continue to be adversely affected by unplanned workover expenses on our Company-operated wells, which temporarily suspended production for significant portions of the quarter and substantially reduced GARP® revenues in the period.
We are presently working on two additional GARP® patents that will address the following issues:

•	Wells with inadequate gas supply;

•	Solids settling on down-hole equipment;

•	Additional gas and solid separation.
In the interim, the GARP® marketing and business development efforts continue, and include participation in oilfield service and industry trade shows and one-on-one meetings with E&P operators of all sizes.
Other Properties
In the current quarter, we closed on the sale of our remaining leasehold interests and assets in the Mississippi Lime project in Oklahoma for cash proceeds of $389,000, net of customary closing adjustments. This transaction completes the process of divesting all of our non-core oil and gas properties.
Liquidity and Capital Resources
At December 31, 2014, the Company had total liquidity of $25.6 million, which includes $20.6 million of working capital and $5.0 million of availability on a revolving unsecured credit line. At quarter end December 31, 2014, the Company remained debt-free. We believe that current liquidity combined with expected operating cash flows will be more than sufficient to fund the Company's capital budget for fiscal years 2015 and 2016.

Dividends
Payment of free cash flow in excess of our operating and capital requirements through cash dividends on our common stock remains a priority of our financial strategy, and it is our long term goal to increase our dividends over time as appropriate. The Board of Directors and management instituted this strategy over a year ago due to our belief that high commodity prices at the time limited attractive oil and gas investment opportunities.
However, due to the potential to pursue other opportunities at discounted prices during the current industry downturn combined with the anticipated cost of building and installing the Delhi recycle gas processing plant during calendar 2015 and 2016 and Denbury's recent suspension of a portion of our overriding royalty interest revenues at Delhi, the Dividend Committee believes it is prudent to adjust the current dividend rate.
Based on their recommendation, the Board of Directors has approved a cash dividend to common shareholders in the amount of $0.05 per share, payable on March 31, 2015 to shareholders of record as of March 16, 2015. The reduction in the dividend rate will allow the Company to conserve cash for additional financial flexibility to pursue opportunities while continuing to reward shareholders with a yield near 2.5% at current stock price levels.
Conference Call
As previously announced, Evolution Petroleum will host a conference call on Thursday, February 5, 2015 at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss results. To access the call, please dial 1-888-348-6428 (U.S.), 1-412-902-4237 (International) or 1-855-669-9657 (Canada).
To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through February 13, 2015 at 1:00 p.m. Eastern Time by calling 1-877-870-5176 (U.S.) or 1-858-384-5517 (Canada and International) and providing the replay pin number of 10059665. The webcast will also be archived on the Company’s website.
Expected Tax Treatment of Dividends
Based on our current projections for the fiscal year ending June 30, 2015, we expect preferred stock dividends will be treated as qualified dividend income and that a portion of our cash dividends on common stock will be treated as a return of capital and the remainder as qualified dividend income. We will make a final determination regarding the tax treatment of dividends for the current fiscal year when we report this information to recipients.
About Evolution Petroleum
Evolution Petroleum Corporation develops incremental petroleum reserves and share-holder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include interests in a CO2-EOR project in Louisiana's Delhi Field and a patented technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on

Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenues
Delhi field	$7,644,831	$4,130,236	$11,513,433	$8,560,047
Artificial lift technology	63,236	189,894	179,092	331,985
Other properties	—	72,159	20,369	133,956
Total revenues	7,708,067	4,392,289	11,712,894	9,025,988
Operating costs
Production costs - Delhi Field	2,817,866	—	2,817,866	—
Production costs - artificial lift technology	191,553	153,221	388,913	316,970
Production costs - other properties	9,390	83,309	97,412	337,810
Depreciation, depletion and amortization	917,757	327,168	1,287,107	636,841
Accretion of discount on asset retirement obligations	8,137	12,418	12,773	25,346
General and administrative expenses *	1,606,501	2,642,082	3,111,094	4,571,033
Restructuring charges **	(5,431)	1,332,186	(5,431)	1,332,186
Total operating costs	5,545,773	4,550,384	7,709,734	7,220,186
Income (loss) from operations	2,162,294	(158,095)	4,003,160	1,805,802
Other
Interest income	7,662	7,701	20,425	15,404
Interest (expense)	(12,159)	(16,582)	(30,619)	(33,095)
Income (loss) before income taxes	2,157,797	(166,976)	3,992,966	1,788,111
Income tax provision	917,879	241,907	1,624,038	724,543
Net income (loss) attributable to the Company	$1,239,918	$(408,883)	$2,368,928	$1,063,568
Dividends on preferred stock	168,576	168,576	337,151	337,151
Net income (loss) available to common stockholders	$1,071,342	$(577,459)	$2,031,777	$726,417
Earnings (loss) per common share
Basic	$0.03	$(0.02)	$0.06	$0.03
Diluted	$0.03	$(0.02)	$0.06	$0.02
Weighted average number of common shares
Basic	32,825,631	30,063,676	32,754,016	29,335,498
Diluted	32,947,280	30,063,676	32,884,754	32,377,918

* General and administrative expenses for the three months ended December 31, 2014 and 2013 included non-cash stock-based compensation expense of $245,020 and $316,422, respectively. For the corresponding six month periods, non-cash stock-based compensation expense was $488,357 and $689,860, respectively.

** Restructuring charges for the three and six months ended December 31, 2013 included non-cash stock-based compensation expense of $376,365.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2014	June 30, 2014
Assets
Current assets
Cash and cash equivalents	$22,523,164	$23,940,514
Receivables	2,924,570	1,457,212
Deferred tax asset	159,624	159,624
Prepaid expenses and other current assets	677,756	747,453
Total current assets	26,285,114	26,304,803
Oil and natural gas property and equipment, net (full-cost method of accounting)	38,536,733	37,822,070
Other property and equipment, net	333,001	424,827
Total property and equipment	38,869,734	38,246,897
Other assets	578,405	464,052
Total assets	$65,733,253	$65,015,752
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,821,014	$441,722
State and federal income taxes payable	45,392	—
Accrued liabilities and other	811,821	2,558,004
Total current liabilities	5,678,227	2,999,726
Long term liabilities
Deferred income taxes	10,553,861	9,897,272
Asset retirement obligations	727,124	205,512
Deferred rent	27,148	35,720
Total liabilities	16,986,360	13,138,230
Commitments and contingencies (Note 15)
Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at December 31, 2014 and June 30, 2014 with a liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 32,860,087 shares and 32,615,646 as of December 31, 2014 and June 30, 2014, respectively	32,860	32,615
Additional paid-in capital	36,035,076	34,632,377
Retained earnings	12,678,640	17,212,213
Total stockholders’ equity	48,746,893	51,877,522
Total liabilities and stockholders’ equity	$65,733,253	$65,015,752

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31,
	2014	2013
Cash flows from operating activities
Net income attributable to the Company	$2,368,928	$1,063,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,311,425	657,265
Stock-based compensation	488,357	689,860
Stock-based compensation related to restructuring	—	376,365
Accretion of discount on asset retirement obligations	12,773	25,346
Settlements of asset retirement obligations	(220,522)	(57,247)
Deferred income taxes	656,589	329,667
Deferred rent	(8,574)	(8,574)
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	(1,454,866)	135,292
Receivables from income taxes and other	(12,492)	(11,170)
Due from joint interest partner	—	4,687
Prepaid expenses and other current assets	69,697	(367,426)
Accounts payable and accrued expenses	1,384,201	222,968
Income taxes payable	45,392	(233,548)
Net cash provided by operating activities	4,640,908	2,827,053
Cash flows from investing activities
Proceeds from asset sales	389,166	544,442
Capital expenditures for oil and natural gas properties	(1,136)	(856,943)
Capital expenditures for other property and equipment	(311,075)	(9,637)
Other assets	(84,341)	(5,957)
Net cash used in investing activities	(7,386)	(328,095)
Cash flows from financing activities
Proceeds on exercise of stock options	51,600	2,141,500
Cash dividends to preferred stockholders	(337,151)	(337,151)
Cash dividends to common stockholders	(6,565,350)	(3,205,135)
Acquisitions of treasury stock	(58,660)	(1,127,801)
Tax benefits related to stock-based compensation	921,581	386,976
Maturity of certificate of deposit	—	250,000
Recovery of short swing profits	(62,958)	—
Deferred loan costs	66	6,850
Net cash used in financing activities	(6,050,872)	(1,884,761)
Net increase (decrease) in cash and cash equivalents	(1,417,350)	614,197
Cash and cash equivalents, beginning of period	23,940,514	24,928,585
Cash and cash equivalents, end of period	$22,523,164	$25,542,782

Supplemental disclosures of cash flow information:	Six Months Ended December 31,
	2014	2013
Income taxes paid	$100,000	$755,564
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	1,410,420	(223,846)
Oil and natural gas property costs incurred through recognition of asset retirement obligations	562,482	48,988
Previously acquired Company common shares swapped by holders to pay stock option exercise price	—	618,606

  Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended December 31,
	2014	2013	Variance	Variance %
Delhi field:
Crude oil revenues	$7,644,831	$4,130,236	$3,514,595	85.1%
Crude oil volumes (Bbl)	109,200	42,673	66,527	155.9%
Average price per Bbl	$70.01	$96.79	$(26.78)	(27.7)%

Delhi field production costs	$2,817,866	$—	$2,817,866
Delhi field production costs per BOE (a)	$25.80	$—	$25.80

Artificial lift technology:
Crude oil revenues	$42,039	$143,326	$(101,287)	(70.7)%
NGL revenues	11,028	25,430	(14,402)	(56.6)%
Natural gas revenues	7,365	21,138	(13,773)	(65.2)%
Service revenue	2,804	—	2,804
Total revenues	$63,236	$189,894	$(126,658)	(66.7)%

Crude oil volumes (Bbl)	563	1,471	(908)	(61.7)%
NGL volumes (Bbl)	411	834	(423)	(50.7)%
Natural gas volumes (Mcf)	2,413	6,590	(4,177)	(63.4)%
Equivalent volumes (BOE)	1,376	3,403	(2,027)	(59.6)%

Crude oil price per Bbl	$74.67	$97.43	$(22.76)	(23.4)%
NGL price per Bbl	$26.83	$30.49	$(3.66)	(12.0)%
Natural gas price per Mcf	$3.05	$3.21	$(0.16)	(5.0)%
Equivalent price per BOE	$43.92	$55.80	$(11.88)	(21.3)%

Artificial lift production costs (b)	$191,553	$153,231	$38,322	25.0%
Artificial lift production costs per BOE	$139.21	$45.03	$94.18	209.1%

Other properties:
Revenues	$—	$72,159	$(72,159)	(100.0)%
Equivalent volumes (BOE)	—	822	(822)	(100.0)%
Equivalent price per BOE	$—	$87.78	$(87.78)	(100.0)%

Production costs	$9,390	$83,309	$(73,919)	(88.7)%
Production costs per BOE	$—	$101.35	$(101.35)	(100.0)%

Combined:
Oil and gas DD&A (c)	$701,543	$318,946	$382,597	120.0%
Oil and gas DD&A per BOE	$6.34	$6.80	$(0.46)	(6.8)%

(a) Production costs were $35.84 per BOE on working interest volumes only.
(b) Includes workover costs of approximately $134,000 and $35,000, for the three months ended December 31, 2014 and 2013, respectively.
(c) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $216,214 and $8,222, for the three months ended December 31, 2014 and 2013, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Six Months Ended December 31,
	2014	2013	Variance	Variance %
Delhi field:
Crude oil revenues	$11,513,433	$8,560,047	$2,953,386	34.5%
Crude oil volumes (Bbl)	148,294	82,952	65,342	78.8%
Average price per Bbl	$77.64	$103.19	$(25.55)	(24.8)%

Delhi field production costs	$2,817,866	$—	$2,817,866
Delhi field production costs per BOE (a)	$19.00	$—	$19.00

Artificial lift technology:
Crude oil revenues	$117,019	$245,199	$(128,180)	(52.3)%
NGL revenues	33,255	48,626	(15,371)	(31.6)%
Natural gas revenues	22,917	38,160	(15,243)	(39.9)%
Service revenue	5,901	—	5,901
Total revenues	$179,092	$331,985	$(152,893)	(46.1)%

Crude oil volumes (Bbl)	1,335	2,417	(1,082)	(44.8)%
NGL volumes (Bbl)	1,155	1,602	(447)	(27.9)%
Natural gas volumes (Mcf)	6,852	12,479	(5,627)	(45.1)%
Equivalent volumes (BOE)	3,632	6,099	(2,467)	(40.4)%

Crude oil price per Bbl	$87.65	$101.45	$(13.80)	(13.6)%
NGL price per Bbl	$28.79	$30.35	$(1.56)	(5.1)%
Natural gas price per Mcf	$3.34	$3.06	$0.28	9.2%
Equivalent price per BOE	$47.68	$54.43	$(6.75)	(12.4)%

Artificial lift production costs (b)	$388,913	$316,970	$71,943	22.7%
Artificial lift production costs per BOE	$107.08	$51.97	$55.11	106.0%

Other properties:
Revenues	$20,369	$133,956	$(113,587)	(84.8)%
Equivalent volumes (BOE)	285	1,490	(1,205)	(80.9)%
Equivalent price per BOE	$71.47	$89.90	$(18.43)	(20.5)%

Production costs	$97,412	$337,810	$(240,398)	(71.2)%
Production costs per BOE	$341.80	$226.72	$115.08	50.8%

Combined:
Oil and gas DD&A (c)	$961,703	$620,698	$341,005	54.9%
Oil and gas DD&A per BOE	$6.32	$6.86	$(0.54)	(7.9)%

(a) Production costs were $35.84 per BOE on working interest volumes only.
(b) Includes workover costs of approximately $283,000 and $77,000, for the six months ended December 31, 2014 and 2013, respectively.
(c) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $325,404 and $16,143, for the six months ended December 31, 2014 and 2013, respectively.

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